EXHIBIT 2.4









                  STITEL SYSTEMS, INC./CIRILIUM HOLDINGS, INC.

                              INVESTMENT AGREEMENT


                                 March 15, 2004








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                  STITEL SYSTEMS, INC./CIRILIUM HOLDINGS, INC.
                              INVESTMENT AGREEMENT



     THIS INVESTMENT AGREEMENT, (the "Agreement") is entered into as of March 15, 2004, by and among Stitel Systems, Inc., an Arizona corporation ("Stitel"), and Cirilium Holdings, Inc., a Delaware corporation ("Cirilium Holdings"). Each of Stitel and Cirilium Holdings may be from time to time herein collectively referred to as "Parties" and individually as a "Party."


                                    RECITALS

     WHEREAS, Stitel, together with all of Stitel's shareholders as indicated on
Schedule 1 hereto (the "Stitel Shareholders"), wish to transfer 100% of the shares of Common Stock of Stitel to Cirilium Holdings, subject to the terms and conditions contained in this Agreement, and

     WHEREAS, consideration payable to Stitel, in exchange for 100% of the Common Stock of Stitel shall consist of one million (1,000,000) shares of common stock of Cirilium Holdings, and up to an additional one million (1,000,000) shares of Cirilium Holdings, payable over the next three years upon Stitel reaching certain performance goals, as defined below, with all such consideration subject to the terms and conditions set forth below, and

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows.

     1.   [INTENTIONALLY DELETED]

     2.   AGREEMENT TO SELL AND PURCHASE.

     2.1 Authorization of Shares. On or prior to the Closing (as defined in Section 3 below), Stitel and the Stitel Shareholders shall have authorized the sale to Cirilium Holdings of 100% of the Common Stock of Stitel (collectively, the "Stitel Shares"). The Stitel Shares shall have the rights, preferences, privileges and restrictions of shares of common stock set forth in the Articles of Incorporation of Stitel, in the form attached hereto as Exhibit B (the "Stitel Articles") and Bylaws of Stitel, in the form attached hereto as Exhibit C (the "Stitel Bylaws").

     2.2 Sale and Purchase of Shares. Subject to the terms and conditions contained herein, hereby agrees to sell to Cirilium Holdings, and Cirilium Holdings agrees to purchase the Stitel Shares from Stitel, subject to the purchase price set forth in Sections 3.2 below.

3. CLOSING, DELIVERY AND PAYMENT.

     3.1 Closing. The closing under this Agreement (the "Closing" or "Closing") shall take place at 10 a.m. on March 15, 2004, at the offices of Cirilium Holdings, or at such other time or place as Cirilium Holdings and Stitel may mutually agree (the "Closing Date").


     3.2 Deliveries. At the Closing, subject to the terms and conditions hereof, Stitel will deliver to Cirilium Holdings one or more certificates representing 100% of the Stitel Shares ("Share Certificate"); and Stitel will deliver to Cirilium Holdings such certificates of title, bills of sale, assignments, and other instruments as may be requested by counsel to Cirilium Holdings, each in a form reasonably acceptable to Cirilium Holdings.


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     (a) In partial  consideration  of the receipt of the Share  Certificate and other deliveries to be made at the Closing, Cirilium Holdings will deliver to Stitel share certificates in the aggregate of one million (1,000,000) shares of Cirilium Holdings (the "Purchase Price"), to be delivered immediately by Stitel to each Stitel Shareholder to reflect that Stitel Shareholder's proportional ownership in Stitel immediately prior to the Closing. Such proportional ownership interest in Stitel immediately prior to the Closing shall be reflected in Schedule 1 attached hereto.


     (b) In partial consideration of the receipt of the Share Certificate and the other deliveries to be made at the Closing, Cirilium Holdings will enter into an agreement (the "Supplementary Agreement") with the Stitel Shareholders, which agreement shall provide for payments to the Stitel Shareholders of up to an additional one million (1,000,000) shares of common stock of Cirilium Holdings , over a period of up to three years from the Closing Date, in the event that Stitel achieves certain performance goals, as set forth in the Supplementary Agreement. The Supplementary Agreement shall be attached hereto as Exhibit A.

4. REPRESENTATIONS AND WARRANTIES OF STITEL AND THE STITEL SHAREHOLDERS

     Except as set forth on a Schedule of Exceptions delivered by Stitel to Cirilium Holdings prior to the Closing, Stitel and the Stitel Shareholders hereby represent and warrants to Cirilium Holdings as of the Closing as follows:

     4.1 Organization, Good Standing and Qualification. Stitel is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Stitel has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. Stitel is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions, in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on Stitel or its business.

     4.2 Subsidiaries. Stitel does not own or control any equity security or other interest in any other corporation, limited partnership, limited liability Company, or other business entity, nor immediately prior to the Closing, does any other business entity own or control any equity security or interest in Stitel. Stitel is not a participant in any joint venture, partnership or similar agreement.

     4.3 Capitalization; Voting Rights. The authorized capital of Stitel immediately prior to the Closing will consist solely of three million shares_______ authorized shares of common stock, of which 100% shares are issued and outstanding. All issued and outstanding Stitel Shares (a) have been duly authorized and validly issued (b) are fully paid and no-assessable and (c) were issued in compliance with all applicable state and federal laws and regulations concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Stitel Shares are as stated in the Stitel Articles. In addition to and supplementing any other warranty regarding the capitalization and finances of Stitel, Stitel and the Stitel Shareholders specifically warrant that other than the Stitel Shares, Stitel has not issued any securities of any type or kind whatsoever, nor has Stitel incurred any material indebtedness not disclosed in the financial statements provided to Cirilium Holdings or the Balance Sheet (defined below), on its



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own  behalf or on behalf of any other  person or entity,  prior to the  Closing.
Except as set forth on the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind regulating the purchase or acquisition of any Stitel securities.

     4.4 Authorization; Binding Obligations. All corporate action on the part of Stitel, its officers, directors and shareholders, necessary for the authorization of this Agreement, the performance of all obligations of Stitel hereunder at the Closing and the authorization for the sale and delivery of the Stitel Shares has been taken or will be taken prior to the Closing as applicable. The terms of this Agreement, when executed and delivered, will be valid and binding obligations of Stitel enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the Stitel Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived.

     4.5 Liabilities. To the best of its knowledge, neither Stitel nor the Stitel Shareholders know of any material contingent liabilities of Stitel not disclosed in the financial statements provided to Cirilium Holdings or the Balance Sheet, except (i) current liabilities incurred in the ordinary course of business that individually or in the aggregate are not material to the financial condition or operating results of Stitel and (ii) obligations not required to be reflected under generally accepted accounting principles in the financial statements provided to Cirilium Holdings or in the Balance Sheet.

     4.6 Agreements; Aggregation.

     (a) Stitel and the Stitel Shareholders warrant that there are no material agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which Stitel is a party or by which Stitel is bound which may involve obligations (contingent or otherwise) of, or payments to, Stitel in excess of $5,000.00 (other than obligations of, or payments to, Stitel arising from the ordinary course of business).

     (b) For the purposes of subsection (a) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amount set forth in such subsection.

     4.7 Related Party Transactions. Stitel warrants that there are no obligations of Stitel to officers, directors, shareholders, or employees of Stitel other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of Stitel and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of Stitel

     4.8 Title to Properties and Assets; Liens, Etc. Stitel and the Stitel Shareholders warrant that Stitel has good title to all its properties and assets, including the properties and assets reflected in the most recent financial statements provided to Cirilium Holdings and/or the Balance Sheet, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Stitel, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by


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Stitel are in good  operating  condition and repair and are  reasonably  fit and usable for the purposes for which they are being used. Stitel is in compliance with all material terms of each lease to which it is a party or is otherwise bound. A copy of Stitel's Balance Sheet, current as of the Closing Date and prepared in accordance with generally accepted accounting principles, ("Balance Sheet") is attached hereto as Exhibit D. A copy of each deed, title, lease, permit, or other certificate or evidence of legal or beneficial ownership of each real or personal property as used by Stitel has been provided to Cirilium Holdings.

     4.9 Title to Accounts. Stitel warrants that it has good title to all its merchant accounts, bank accounts and in each case such accounts are subject to no mortgage, pledge, lien, lease, encumbrance, charge, freeze, overdraft, or hold. A current copy of an account statement and a current copy of an account agreement (if available) for each such account has been provided to Cirilium Holdings.

     4.10 Insurance Policies. Stitel warrants that it has complied fully with the terms of all insurance policies entered into by it, and that Stitel is not in default, breach, or violation of any such policy, nor to Stitel's knowledge, is there any fact that would give rise to such a default, breach or violation. A copy of each insurance policy entered into by Stitel has been provided to Cirilium Holdings.

     4.11 Stitel Intellectual Property. Stitel and the Stitel Shareholders warrant that Stitel owns or possesses sufficient legal rights and titles to all patents, trademarks, service marks, trade names, copyrights, trade secrets, internet or world-wide web addresses and sites, services, computer software, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others, that all such rights and titles are currently in full force and effect and that no such right or title is scheduled to expire according to its terms within thirty (30) days following the Closing Date. A copy of each patent, copyright, trade- or service- mark registration, internet domain registration, co-location agreement, and software license as is or has been used by Stitel has been provided to Cirilium Holdings.

          (a) Stitel has not received nor is Stitel aware of any communication alleging that Stitel (or any person acting or purporting to act on behalf of Stitel) has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, rights in internet or world-wide web addresses and sites, services, computer software, or other proprietary rights of any other person or entity.

          (b) Stitel is not aware of any employee of Stitel that may be obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with that employee's duties to Stitel or that would conflict with Stitel's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Stitel's business by Stitel, nor the conduct of Stitel's business as presently proposed, will, to Stitel's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

     4.12 Compliance with Other Instruments. Stitel is not in violation or default of any term of the Stitel Articles or Stitel Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or which binds or may bind it. The execution, delivery, and performance of this Agreement, and the sale of the Stitel Shares pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge,


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lien,  encumbrance  or charge upon any of the  properties or assets of Stitel or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Stitel, its business or operations or any of its assets or properties.

     4.13 Litigation. There is no action, suit, proceeding or investigation pending or to Stitel's or to any Stitel Shareholder's knowledge currently threatened against Stitel, including without limitation, any action, suit, proceeding or investigation which questions the validity of this Agreement, any provisions thereof, or the rights of Stitel or any Stitel Shareholder to enter into any such agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of Stitel, financially or otherwise, or any change in the current equity ownership of Stitel, nor is Stitel or any Stitel Shareholder aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or to threatened against Stitel by reason of the past or present employment relationships of any of Stitel's employees.

     4.14 Tax Returns and Payments. Stitel has disclosed to Cirilium Holdings the status with respect to all Stitel's tax returns (federal, state and local), that Stitel is required to file. To Stitel's knowledge, all other taxes due and payable by Stitel on or before the Closing have been paid or will be paid prior to the time they become delinquent with any exceptions permitted by any taxing authority. Stitel has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. Stitel has no knowledge of any liability for any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.

     4.15 Employees. Stitel has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to Stitel's knowledge, threatened with respect to Stitel. Stitel is not aware that any officer or key employee, or that any group of key employees, intends to terminate his, her or their employment with Stitel, nor does Stitel have a present intention to terminate the employment of any officer, key employee or group of key employees.

     4.16 ERISA. Stitel does not have or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.

     4.17 Obligations of Management. Each officer of Stitel is currently devoting adequate business time to the conduct of the business of Stitel. To Stitel's knowledge, no current or former officer or key employee is currently working for a competitor enterprise.

     4.18 Registration Rights . Stitel is presently not under any obligation, and Stitel has not granted any rights to register any of Stitel's presently outstanding securities or any of its securities that may hereafter be issued.

     4.19  Compliance  with  Laws;  Permits.  To the  knowledge  Stitel,  it has complied in all material respects with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and performance thereunder, or, except such filings as shall have been made prior to or concurrently with the Closing, and, if required, any such filings that must be made subsequent to the Closing will be effective within the time period required by law. Stitel has all franchises, permits, licenses and any similar authority necessary for the conduct of its


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business as now being  conducted by it, the lack of which could  materially  and adversely affect the business, properties, prospects or financial condition of Stitel.

     4.20 Offering Valid. Assuming the accuracy of the representations and warranties of Cirilium Holdings contained in Section 5.2 hereof, the offer and sale of the Stitel Shares will be effected in compliance with applicable federal and state securities laws.

     4.21 Disclosures. Neither this Agreement, the Exhibits hereto, nor any other document delivered by Stitel, the Stitel Shareholders, their attorneys or agents to Cirilium Holdings or their attorneys or agents in connection with the transactions contemplated hereby or thereby, taken as a whole, contain any untrue statement of a material fact, nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.22 Minute Books. The minute books of Stitel will be made available to Cirilium Holdings upon request through the Closing, and will contain a true and complete summary of all meetings of directors and shareholders since the time of incorporation.

     4.23 Real Property Holding Corporation. Stitel is not a real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations promulgated thereunder.

     4.24 Tax Elections. Stitel has not elected pursuant to the Code to be treated as an "S" corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material adverse effect on Stitel, its financial condition, its business as presently conducted or its present properties or material assets.


5. REPRESENTATIONS AND WARRANTIES OF CIRILIUM HOLDINGS.

     Cirilium Holdings hereby represents and warrant to Stitel and the Stitel Shareholders as follows:

     5.1 Requisite Power and Authority. Cirilium Holdings has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Cirilium Holdings' part required for the lawful execution and delivery of this Agreement have been taken prior to the Closing. Upon their execution and delivery, the terms of this Agreement will be valid and binding obligations of Cirilium Holdings, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies. Cirilium Holdings represents that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The execution and performance of the transactions contemplated by this Agreement by Cirilium Holdings (i) will not violate any provision of law applicable to either such party; and (ii) will not conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under, its articles or bylaws or any indenture, lease, agreement or other instrument to which Cirilium Holdings is a party or by which either or any of their respective properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to Cirilium Holdings.



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     5.2   Experience.    Cirilium   Holdings   has   carefully   reviewed   the
representations and warranties of Stitel and the Stitel Shareholders contained in this Agreement and has made a detailed inquiry concerning Stitel, its business and its personnel, and offices. Stitel and its officers, directors, and personnel have made available to Cirilium Holdings any and all written information that Cirilium Holdings has requested and have answered all inquiries made by Cirilium Holdings to Cirilium Holdings' satisfaction. Cirilium Holdings has adequate net worth and means of providing for its current needs and contingencies to sustain a complete loss of its investment in Stitel. Cirilium Holdings' overall commitment to investments which are not readily marketable is not disproportionate to its net worth, (taking into account the net worth of investors in Cirilium Holdings) and Cirilium Holdings' investment in Stitel will not cause such overall commitment to become excessive.

     5.3 Investment Representations. Cirilium Holdings understands that the Stitel Shares have never been registered under the Securities Act. Cirilium Holdings also understands that the Stitel Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Cirilium Holdings' representations contained in this Agreement. Cirilium Holdings hereby represents and warrants as follows:

          (a) Cirilium Holdings Bears Economic Risk. Cirilium Holdings and its management have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Stitel so that it is capable of evaluating the merits and risks of its investment in Stitel and has the capacity to protect its own interests. Cirilium Holdings must bear the economic risk of this investment indefinitely unless the Stitel Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Cirilium Holdings understands that neither Stitel has no present intention of registering the Stitel Shares, or any other securities. Cirilium Holdings also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Cirilium Holdings to transfer all or any portion of the Stitel Shares under the circumstances, in the amounts, at the prices or at the times Cirilium Holdings might propose.

          (b) Acquisition for Own Account. Cirilium Holdings is acquiring the Stitel Shares for Cirilium Holdings' own account for investment only, and not with a view towards their distribution, and would not have been an "underwriter" (as that term is defined in Section 2(a)(11) of the Securities Act) with respect to the original purchase of the Stitel Shares from the Stitel Shareholders if it had then been a purchaser of such shares.

          (c) Cirilium Holdings Can Protect Its Interest. Cirilium Holdings represents that by reason of its management's, business or financial experience, Cirilium Holdings has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Furthermore, Cirilium Holdings is aware of no publication or of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) Accredited Investor. Cirilium Holdings represents that it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

          (e) Company Information. Cirilium Holdings has received and read the financial statements and the Balance Sheet of Stitel and has had an opportunity to discuss Stitel's business, management and financial affairs with Stitel and its directors, officers and management and has had the opportunity to review Stitel's operations and facilities.

          (f) Rule 144. Stitel acknowledges and agrees that the Stitel Shares must be held indefinitely unless they are subsequently registered under the Securities Act or


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     an exemption from such  registration  is available.  Cirilium  Holdings has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of Stitel Shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about Stitel, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.


          (g) Residence. As corporation, the office or offices of Cirilium Holdings in which its investment decision was made is located at the address or addresses of Cirilium Holdings set forth on Exhibit E.

     5.4 Anti-Dilution. Notwithstanding anything to the contrary in this Agreement, for a period of three years following the Closing Date of this Agreement, Cirilium Holdings, its assigns and successors, shall issue no shares of common stock without adjusting the number of shares of Cirilium Holdings Common Stock payable to the Stitel Shareholders under the Supplementary Agreement proportionally pro rata with the number of shares of Cirilium Holdings common stock issued.

6. [INTENTIONALLY DELETED]

7. CONDITIONS TO CLOSING.

     7.1 Conditions to Cirilium Holdings' Obligations at the Closing. Cirilium Holdings' obligations to purchase the Stitel Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties made by Stitel and the Stitel Shareholders in Section 4 herein shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and Stitel and the Stitel Shareholders shall have performed all obligations and conditions herein required to be performed or observed by Stitel and the Stitel Shareholders on or prior to the Closing Date.

          (b) Consents, Permits, and Waivers. Stitel shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing ).

          (c) Stockholders Agreement. Stitel, the Stitel Shareholders set forth on Schedule 1 hereto and Cirilium Holdings shall have executed a
     Shareholders Agreement with respect to transfer restrictions and other matters that is reasonably acceptable to Cirilium Holdings.

          (d) Compliance Certificate. Cirilium Holdings shall have received a certificate signed by an officer of Stitel and dated as of the date of the Closing, stating that the conditions set forth in Sections 7.1 (a) above have been satisfied.

          (e) Secretary Certificate. Cirilium Holdings shall have received copies of the Certificate of Incorporation of Stitel (certified by the Secretary of State of the State of **), Bylaws, and resolutions of the Board of Directors of Stitel with respect to the transactions contemplated herein, and a good standing certificate from the Secretary of State of the State of ** with respect to Stitel dated not more than 7 days prior to the Closing Date, certified in a form reasonably acceptable to Cirilium Holdings by the Secretary of Stitel as true and correct copies thereof as of the Closing Date.

     7.2  Conditions  to  Obligations  of  Stitel.   The  Stitel   Shareholders'
obligation to sell the Stitel Shares is subject to the satisfaction, on or prior to Closing, of each of the following conditions:

          (a) Representations and Warranties True. The representations and warranties of Cirilium Holdings shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.

          (b) Payment of Purchase Price. Cirilium Holdings shall have delivered the Purchase Price and the Supplementary Agreement in exchange for the Stitel Shares purchased hereunder.

          (c) Performance of Obligations. Cirilium Holdings shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Cirilium Holdings on or before the Closing.

          (d) Stockholders Agreement. Cirilium Holdings and the Stitel Shareholders shall have executed a Shareholders Agreement with respect to transfer restrictions and other matters that is reasonably acceptable to the Stitel Shareholders.

          (e) Compliance Certificate. Stitel shall have received a certificate signed by an officer of Cirilium Holdings and dated as of the date of the Closing, stating that the conditions set forth in Sections 7.2 (a) and (c) above have been satisfied.

          (f) Secretary Certificate. Stitel shall have received copies of the Certificate of Incorporation (certified by the Secretary of State of the State of Florida), Bylaws, and resolutions of the Board of Directors of Cirilium Holdings with respect to the transactions contemplated herein, and a good standing certificate from the Secretary of State of the State of Florida with respect to Cirilium Holdings dated not more than 7 days prior to the Closing Date, certified in a form reasonably acceptable to Stitel by the Secretary of Cirilium Holdings as true and correct copies thereof as of the Closing Date.

8. MISCELLANEOUS.

     8.1 Indemnification.

          (a) Stitel and the Stitel Shareholders hereby agree jointly and severally to hold harmless and indemnify one another against any and all losses, claims, liabilities, damages and expenses (and all costs including, without limitation, reasonable attorneys' fees and expenses) resulting from
     (i) any inaccuracy in or any breach by Stitel or the Stitel Shareholders of any representation or warranty thereof set forth in Section 4 above, (ii) any breach of any covenant or agreement contained in this Agreement prior to or following the Closing.

          (b) Stitel and the Stitel Shareholders hereby agree jointly and severally to hold harmless and indemnify Cirilium Holdings against any and all losses, claims, liabilities, damages and expenses (and all costs including, without limitation, reasonable attorneys' fees and expenses) resulting from (i) any inaccuracy in or any breach by Stitel or the Stitel Shareholders of any representation or warranty thereof set forth in Section 4above, (ii) any breach of any covenant or agreement contained in this Agreement required to be performed by Stitel or the Stitel Shareholders prior to or following the Closing.

          (c) If the Stitel Shareholders receive in transfer any Cirilium Holdings Shares from Cirilium Holdings pursuant to the Supplementary Agreement, the Stitel Shareholders agree to hold harmless and indemnify Cirilium Holdings against any and all losses, claims, liabilities, damages and expenses (and all costs, including, without limitation, reasonable attorneys fees and expenses) by any Stitel Shareholder resulting from any actions, claims, demands or legal proceedings arising from or related to matters or events that shall occur with respect to Stitel or Cirilium Holdings following the Closing.

     8.2 Indemnification Procedures.

          (a) Each party claiming indemnification ("Indemnified Party") shall promptly give notice hereunder to the party from which such Indemnified Party is claiming Indemnification ("Indemnifying Party") after becoming aware of any claim as to which recovery may be sought against the Indemnifying Party as a result of the terms of Section 8.1 above.

          (b) If the Indemnifying Party shall not, within 30-calendar days after its receipt of the notice required by Section 8.2(a) above, advise
     Indemnified Party that the Indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the parties hereto. If the Indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined.

     8.2 Injunctive Relief. The Parties acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Parties, and that any violation of such restrictions may result in irreparable injury to the Parties for which money damages may not provide an adequate remedy. Therefore, the Parties shall be entitled to seek equitable relief, including, without limitation, preliminary and permanent injunctive relief, in any court of competent jurisdiction and, to the extent applicable, an equitable accounting of all earnings, profits and other benefits arising from the violation of any such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the Parties seeking such relief may be entitled.

     8.3 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware, without regard to the choice of law or conflicts of law provisions thereof. All suits or other actions regarding disputes arising under this Agreement shall be brought in the courts, whether state or federal, of the State of Delaware.

     8.4 Survival. The representations and warranties made herein shall survive the Closing of the transactions contemplated hereby for a period of two (2) years from the Closing Date.

     8.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties hereto. This agreement may not be assigned by any of the Parties hereto without the prior written consent of all other Parties, and any attempted assignment in violation of this provision shall be null and void.

     8.6 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     8.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.8 Amendment and Waiver. This Agreement may be amended or modified only by a written consent signed by each of the Parties.

     8.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Cirilium Holdings' part with respect to any breach, default or noncompliance under this Agreement or any waiver on such Party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     8.10 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to Stitel at the address as set forth on the signature page hereof, or to Stitel at the address as set forth in Exhibit E attached hereto and to Cirilium Holdings at the address set forth on Exhibit E attached hereto or at such other address as Stitel or Cirilium Holdings may designate by ten (10) days advance written notice to the other Parties hereto.

     8.11 Expenses. Cirilium Holdings shall pay all costs and expenses that it or Stitel incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

     8.12 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all reasonable fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, unless payment for such fees and costs is otherwise provided for under this Agreement.

     8.13 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.14 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All Parties are specifically authorized to execute this Agreement and transmit the executed Agreement and/or any schedules or Exhibits thereto or portions thereof by facsimile transmission to each other Party, and such execution shall be effective as if executed in the offices of Cirilium Holdings as described in Section 3.1 herein. For convenience, Cirilium Holdings' fax number may be set forth as part of Exhibit E.

     8.15 Broker's Fees. Other than has been set forth herein, each of the Parties hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each of the Parties hereto further agrees to indemnify each other Party for any claims, losses or expenses incurred by such other Party as a result of the representation in this Section 8.13 being untrue.

     8.16 Confidentiality. Each Party hereto agrees that, except with the prior written consent of other Parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Parties to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Cirilium Shares purchased hereunder. The provisions of this Section 8.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the Parties hereto.

     8.17 Pronouns. All pronouns contained herein, and any nouns or variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the context may require.

     8.18 Investment. Ffunding will be provided as needed upon implementation of the Business Plan as included exhibit A..

     8.19 Idependent Business Unit. The Stitel Systems, Inc. will be conducting its business as an Independent Business Unit (IBU) under the Cirilium Holdings, Inc.,


                      [COUNTERPART SIGNATURE PAGES FOLLOW]

                     SIGNATURE PAGE TO INVESTMENT AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Stitel Systems, Inc., AN ARIZONA CORPORATION



By: /s/Noor A. Chowdhury
     --------------------------------------------
     Noor A. Chowdhury, its President



CIRILIUM HOLDINGS CORPORATION., a Delaware Corporation



By:  /s/ Gerald C. Parker
      -------------------------------------------
       Gerald C. Parker, its Chairman

                                    SCHEDULES

                                     Schedule 1

        Stitel Shareholders and corresponding  apportionment of Cirilium
                Holdings Shares to be received at Closing.


                                                            Number of shares
                                                              of Cirilium
                                                          Holdings Common  Stock
Name of Shareholder      Number of Stitel Shares owned   to be issued at Closing
--------------------------------------------------------------------------------
Noor  Arifin Chowdhury          3,000,000                       550,000
Colin  Inker                                                    100,000
Syed  Faruque  Ahmed                                            100,000
Syed Farhad Ahmed                                               100,000
Noor  Nawaz Chowdhury                                           100,000
Md.  Wahid Ullah                                                 35,000
Susan Cable                                                      15,000

-------------------------------------------------------------------------------

                             Supplementary Agreement
                   Cirilium Holdings, Inc/Stitel Systems, Inc.


This Supplementary Agreement ("Agreement") is entered into by and between Cirilium Holdings, Inc., a Delaware corporation ("Cirilium"), Stitel Systems, Inc., an Arizona corporation ("Stitel"), and each of the following shareholders:
Noor Chowdhury and Colin Inker (collectively, the "Shareholders"). Each of Cirilium, Stitel, and the Shareholders may be referred to herein as a "Party" and collectively as "Parties".

WHEREAS: In consideration for the execution of that certain Investment Agreement, dated March 15, 2004, entered into by and between Cirilium and Stitel ("Investment Agreement"), Cirilium covenanted to enter into a supplementary agreement, under which the Shareholders would collectively receive up to one million (1,000,000) shares of restricted common stock in Cirilium, the sum payable in three (3) tranches over a period of three (3) years (the "Shares"), receipt of shares in each year conditioned upon Cirilium reaching certain performance goals as set forth in the Stitel Business Plan ("Business Plan"); and

WHEREAS:  This  Agreement is that  supplementary  agreement,  referred to in the
Investment  Agreement  and  as  such  satisfies  all  terms,   conditions,   and
requirements as set forth in the Investment Agreement.


NOW THEREFORE: Each of the Parties hereto agrees as follows:

     1. As set forth in the Business Plan, in the event that Stitel achieves Net Revenue (as defined in the Business Plan) of not less than $825,600 for the fiscal year ending December 31, 2004, the
          Shareholders shall collectively receive 333,333 shares of restricted common stock in Cirilium, fully-paid and non-assessable (the "2004 Revenue Shares"). The 2004 Revenue Shares shall be apportioned between the Shareholders as follows:


         Noor Arifin Chowdhury:                      300,000 shares
         Colin Inker:                                33,333   shares


     2. As set forth in the Business Plan, in the event that Stitel achieves Net Revenue (as defined in the Business Plan) of not less than
          $3,000,000 for the fiscal year ending December 31, 2005, the Shareholders shall collectively receive 333,333 shares of restricted common stock in Cirilium, fully-paid and non-assessable (the "2005 Revenue Shares"). The 2005 Revenue Shares shall be apportioned between the Shareholders as follows:


         Noor Arifin Chowdhury:             300,000 shares
         Colin Inker:                       33,333   shares

     3. As set forth in the Business Plan, in the event that Stitel achieves Net Revenue (as defined in the Business Plan) of not less than
          $7,000,000 for the fiscal year ending December 31, 2006, the Shareholders shall collectively receive 333,334 shares of restricted common stock in Cirilium, fully-paid and non-assessable (the "2006 Revenue Shares"). The 2006 Revenue Shares shall be apportioned between the Shareholders as follows:


         Noor Arifin Chowdhury:                      300,000 shares
         Colin Inker:                                33,334   shares

     4. Neither Cirilium nor Stitel grants to any Shareholder anti-dilution rights nor registration rights, of any kind or character, whether express or implied, nor have Cirilium or Stitel made any representation or promise of any kind regarding the present, future, or potential value of the Shares.

     5. In executing this Agreement, each of the Shareholders represents and warrants to Cirilium and Stitel as follows:

          (a) In accepting any or all of the Shares, such Shareholder is acquiring such Shares for his or her own account, for investment purposes, and not with a view towards their distribution.

          (b) That each Shareholder understands that Cirilium has no present intention of registering the Shares under the Securities Act of 1933, as amended ("Securities Act"), or relevant state "Blue Sky" law and therefore each Shareholder must bear the economic risk of an investment in the Shares, unless and until an exemption from registration under the Securities Act and Blue Sky law becomes available. Even if available, such exemption(s) may not allow any Shareholder to transfer the Shares under the circumstances, at the prices or at the times such Shareholder may propose.

          (c) That each of the Shareholders, by representation of their business and financial experience, as well as their specific experience as officers of Stitel, represents that he or she has sufficient experience and expertise to protect his or her own interests in connection with the transfers contemplated in this Agreement. Additionally, each of the Shareholders is an "accredited investor" within the meaning of Rule 501(a) of the Securities Act.

6. Each of Stitel and Cirilium represent and warrant to the Shareholders that each of Stitel and Cirilium are corporations in good standing of the states of Arizona and Delaware, respectively, and that, in entering into this Agreement, they have made not misrepresented any material fact, nor have they failed to supply information necessary to render any representations not misleading, within the context such representations were made.

7. Each Party to this Agreement has full power and authority to enter into this Agreement, and that this Agreement shall be binding upon each Party's successors.

Stitel Systems, Inc.

By: /s/ Noor A. Chowdhury
   ---------------------------
      Name: Noor A. Chowdhury
      Title: President


Cirilium Holdings, Inc.

By: /s/ Gerald C. Parker
   ---------------------------
      Name: Gerald C. Parker
      Title: Chairman

                   Stitel Systems, Inc./Cirilium Holdings, Inc.
                             Investment Agreement

    Addendum


Ladies and Gentlemen:

     Reference is made to that certain Stitel Systems, Inc./Cirilium Holdings, Inc. Investment Agreement, dated March 15, 2004, Cirilium Holdings, Inc., a Delaware corporation and Stitel Systems, Inc., a Arizona corporation ("Stitel") (together with the agreements, documents and schedules referenced therein, the "Agreement"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

     WHEREAS, pursuant to the Agreement, Stitel's shareholders agreed to and did transfer to Cirilium Holdings all shares of Stitel held thereby, causing Stitel to be a wholly-owned subsidiary of Cirilium Holdings as of the Closing on March 15, 2004, in exchange for which, among other consideration, Cirilium Holdings agreed to deliver one million common shares of Cirilium Holdings in proportion to ownership reflected in Schedule 1 attached to the Agreement

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1. The Schedule 1 on page 16 thereof is amended and restated in its entirety with the following:


Name of Shareholder    Number of Stitel   Number of Shares of Cirilium Holdings
                         Shares Owned     Common Stock to be Issued

Noor A. Chowdhury          3,000,000         600,000
Colin Inker                                   50,000
Syed Farque Ahmed                            100,000
Syed Farhad Ahmed                            100,000
Noor Nawaz                                   100,000
Chowdhury
Md. Wahid Ullah                               40,000
Susan Cable                                   10,000

---------------------  -----------------  -------------------------------------


     The parties agree that all of the terms and conditions set forth in the Agreement shall remain in full force and effect, except to the extent expressly provided herein.

     Please indicate your agreement to the foregoing by signing in the space below.



Sincerely,

Stitel Systems, Inc.

By: /s/ Noor A. Chowdhury
      ---------------------------
      Name: Noor A. Chowdhury
      Title:   President


Cirilium Holdings, Inc.

By: /s/ Gerald C. Parker
     ---------------------------
      Name: Gerald C. Parker
      Title: Chairman